UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 23, 2005

Vail Resorts, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

137 Benchmark Road Avon, Colorado	81620
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(970) 845-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2005, SSI Venture LLC ("SSV"), an entity in which Vail Resorts, Inc. (through a wholly owned subsidiary) owns a 61.7% ownership interest, amended and restated its existing credit facility, with U.S. Bank National Association ("U.S. Bank") as lender, to refinance the existing credit facility and to provide additional financing for potential future acquisitions. The key modifications to SSV's existing credit facility included, among other things, extension of the maturity date to September 2010 from May 2006 and improved pricing for interest rate margins.

The new facility provides for financing up to an aggregate $33 million (collectively, the "New Facility"), consisting of (i) an $18 million working capital revolver, (ii) a $10 million reducing revolver and (iii) a $5 million acquisition revolver. Obligations under the New Facility are collateralized by a first priority security interest in all the assets of SSV. The $4.2 million letter of credit that had been issued by a subsidiary of Vail Resorts, Inc. in support of SSV's credit facility is not required under the New Facility. Availability under the New Facility is based on the book values of accounts receivable, inventories and rental equipment. Borrowings bear interest annually at SSV's option of (i) LIBOR plus a margin or (ii) U.S. Bank's prime rate minus a margin. The New Facility matures five years from the date of closing. Proceeds under the working capital revolver are for SSV's seasonal working capital needs. No principal payments are due until maturity, and principal may be drawn and repaid at any time. Proceeds under the reducing revolver are to be used to pay off SSV's existing credit facility. Principal under the reducing revolver may be drawn and repaid at any time. The reducing revolver commitments decrease by $312,500 on January 31, April 30, July 31 and October 31 of each year beginning January 31, 2006. Any outstanding balance in excess of the reduced commitment amount will be due on the day of each commitment reduction. The acquisition revolver is to be utilized to make acquisitions subject to U.S. Bank's approval. Principal under the acquisition revolver may be drawn and repaid at any time. The acquisition revolver commitments decrease by $156,250 on January 31, April 30, July 31 and October 31 of each year beginning January 31, 2007. Any outstanding balance in excess of the reduced commitment amount will be due on the day of each commitment reduction. The New Facility contains certain restrictive financial covenants, including the Consolidated Leverage Ratio and Minimum Fixed Charge Coverage Ratio (each as defined in the New Facility). In the event of default under the New Facility, U.S. Bank may, among other things, declare all outstanding balances to be immediately due and payable and any obligation that U.S. Bank may have shall be immediately cancelled.

The foregoing description of the New Facility is qualified in its entirety to the New Facility, a copy of which is attached as Exhibit 10.1 to this current report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The Following exhibits are filed herewith:

Exhibit No.	Description
10.1	Amended and Restated Revolving Credit and Security Agreement between SSI Venture LLC and U.S. Bank National Association dated September 23, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2005		Vail Resorts, Inc.
	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Vice President and Chief Financial Officer